UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 4, 2012 (September 29, 2012)

UNILIFE CORPORATION

(Exact name of Registrant as Specified in Charter)

Delaware	001-34540	27-1049354
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Cross Farm Lane, York, Pennsylvania		17406
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (717) 384-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On October 3, 2012, Unilife Corporation (the “Company,” “we,” “us,” or “our”) entered into a Controlled Equity OfferingSM Sales Agreement (the “Sales Agreement”) with Cantor Fitzgerald & Co. (“Cantor”), pursuant to which we may issue and sell shares of our common stock (the “Shares”) having an aggregate offering price of up to $45.0 million from time to time through Cantor as our sales agent, subject to the limitations set out in the Sales Agreement.

Under the Sales Agreement, Cantor may sell our Shares by any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 of the Securities Act of 1933, as amended, including, but not limited to, sales made directly on The NASDAQ Global Market, on any other existing trading market for our Shares or to or through a market maker. Cantor may also sell our Shares under the Sales Agreement, with our consent, by any other method permitted by law, including in privately negotiated transactions. Cantor has agreed in the Sales Agreement to use its commercially reasonable efforts to sell the Shares in accordance with our instructions (including any price, time or size limit or other customary parameters or conditions we may impose). We are not obligated to make any sales of the Shares under the Sales Agreement.

The offering of the Shares pursuant to the Sales Agreement will terminate upon the earlier of (1) the sale of all Shares subject to the Sales Agreement or (2) termination of the Sales Agreement. The Sales Agreement may be terminated by Cantor or the Company at any time upon 10 days notice to the other party, or by Cantor at any time in certain circumstances, including the occurrence of a material adverse change with respect to the Company.

The Company will pay Cantor a commission of up to 3.0% of the gross sales price per Share sold and has agreed to provide Cantor with customary indemnification and contribution rights.

The foregoing description of the Sales Agreement is not complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

A copy of the opinion of Sichenzia Ross Friedman Ference LLP relating to the legality of the issuance and sale of the shares pursuant to the Sales Agreement is attached as Exhibit 5.1 hereto.

The Shares will be issued pursuant to the Company’s previously filed and effective Registration Statement on Form S-3 (File No. 333-173195). On May 16, 2011, the Company filed a base Prospectus and on October 4, 2012, filed a Prospectus Supplement relating to the offering with the Securities and Exchange Commission. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the Shares discussed herein, nor shall there be any offer, solicitation, or sale of the Shares in any state or country in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or country.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 29, 2012, Marc Firestone, a member of the Board of Directors (the “Board”) of the Company, informed the Company that he will not stand for re-election at the Company’s 2012 Annual Meeting of Shareholders (the “Annual Meeting”). Mr. Firestone has served as a director since July 2010 and there is no disagreement with the Company that led to his decision not to stand for re-election. Mr. Firestone’s decision not to stand for re-election is due to his commitments as senior vice president & general counsel of Philip Morris International in Switzerland. Mr. Firestone will continue to serve as chairman of the Nominating and Corporate Governance Committee (the “Governance Committee”) and a member of the Strategic Partnerships Committee of the Board until the expiration of his term at the Annual Meeting.

The Governance Committee of the Board is evaluating the size and composition of the Board in light of Mr. Firestone’s decision to not stand for re-election.

On October 3, 2012, the Compensation Committee of the Board (the “Compensation Committee”) approved a grant to Mark Iampietro, our Vice President of Quality and Regulatory Affairs, effective October 3, 2012 (the “Grant Date”), of 125,000 restricted shares of common stock of the Company under the Unilife Corporation 2009 Stock Incentive Plan, as amended. The restricted shares will vest as follows provided that Mr. Iampietro remains employed with us through the relevant vesting date: (i) 75,000 restricted shares will vest on October 8, 2012; (ii) 25,000 restricted shares will vest on the first anniversary of the Grant Date; and (iii) 25,000 restricted shares will vest on the second anniversary of the Grant Date. The restricted shares will also vest upon a change in control of the Company, or upon Mr. Iampietro’s death or termination of employment due to total disability.

On October 3, 2012, the Compensation Committee also approved a grant to R. Richard Wieland, our Executive Vice President and Chief Financial Officer, effective on the Grant Date, of 35,000 restricted shares of common stock of the Company under the Unilife Corporation 2009 Stock Incentive Plan, as amended. All of the restricted shares will vest on the first anniversary of the Grant Date provided that Mr. Wieland remains employed with us through such date. The restricted shares will also vest upon a change in control of the Company, or upon Mr. Wieland’s death or termination of employment due to total disability.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

5.1	Opinion of Sichenzia Ross Friedman Ference LLP

10.1	Controlled Equity OfferingSM Sales Agreement, dated October 3, 2012, by and between Unilife Corporation and Cantor Fitzgerald & Co.

23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Unilife Corporation

Date: October 4, 2012	By:	/s/ Alan Shortall
Alan Shortall
Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

5.1	Opinion of Sichenzia Ross Friedman Ference LLP

10.1	Controlled Equity OfferingSM Sales Agreement, dated October 3, 2012, by and between Unilife Corporation and Cantor Fitzgerald & Co.

23.1	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1)